Exhibit 99.1

News Release

Allin Corporation	Telephone:
381 Mansfield Avenue	(412) 928-2022
Suite 400	Telefax:
Pittsburgh, Pennsylvania 15220-2751	(412) 928-0225

Allin Corporation Announces Strong Second Quarter Results

Wednesday, August 6, 2008

For Release at 4:30 PM EDT

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), a Microsoft Gold Certified technology consulting firm, today reported results for the three months and six months ended June 30, 2008.

For the three-month and six-month periods ended June 30, 2008, revenue was $7.9 million and $16.1 million, respectively, compared to $6.8 million and $13.0 million for the three-month and six-month periods ended June 30, 2007, respectively. The Company recorded net income attributable to common shareholders in the amount of $603,000 ($0.05 per share-diluted) and $1.1 million ($0.09 per share-diluted) for the three-month and six-month periods ended June 30, 2008, respectively, compared to net income attributable to common shareholders of $45,000 ($0.01 per share-diluted) and $489,000 ($0.05 per share-diluted) for the three-month and six-month periods ended June 30, 2007, respectively.

“We are very pleased with the results for the quarter,” stated Rich Talarico, Allin’s chief executive officer. “Strong growth in services to the travel and leisure vertical marketplace more than offset weakness in our services focused on the financial industry. We have worked hard to create a good balance of services across vertical markets and in broader markets focused on Microsoft technologies that has enabled us to grow in the face of an increasingly weak economy. We are also very pleased with the integration of our acquisition of SharePointHosting.com during the second quarter of this year. This transaction places us in what we anticipate will be a very strong growth area going forward: Software as a Service. Finally, we are very proud to have been recognized as the Partner of the Year for the Northwest Region by Microsoft at the recent Worldwide Partner Conference in Houston. This continues a consistent tradition of recognition by Microsoft for our outstanding marketing and technical excellence.”

“We expect revenues in the second half of the year to be somewhat lower than the first half due to the timing of the delivery of several large integration projects in the travel and leisure marketplace that we completed in the first half of this year and due to the continuing weakness in the general economy. We believe that there will be continued high demand for projects involving Microsoft’s SharePoint software and demand for server virtualization and unified communications should begin to gain traction.”

Revenue increased 17% and 24% comparing the three months and six months ended June 30, 2008, respectively, with the three months and six months ended June 30, 2007. The revenue growth occurred across each of the Company’s revenue categories and was driven primarily by strong demand in the Company’s interactive media practice.

Gross profit increased $753,000 (22%) and $1.6 million (24%) comparing the three and six months ended June 30, 2008, respectively, with the three and six months ended June 30, 2007, respectively. The Company’s gross margin percentage remained stable at 52.7% of revenue for the first six months of 2008 compared to 52.8% of revenue in the first six months of 2007.

The Company’s total selling, general and administrative expenses increased $675,000 or 23%, comparing the three months ended June 30, 2008 with the three months ended June 30, 2007. The increase was due to a number of factors including compensation related to increased technical head count, investment in sales and marketing personnel, increased rent and facilities expense and higher depreciation and amortization expense.

The Company recorded $609,000 in miscellaneous income in the second quarter of 2008 associated with the extinguishment of a liability. The Company’s provision for income taxes increased $136,000 and dividends on preferred stock increased $46,000 comparing the six months ended June 30, 2008 with the six months ended June 30, 2007, while net income attributable to common shareholders increased 116% comparing the same periods.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in Microsoft-based technologies and was recently recognized as Worldwide Partner of the Year for Competing to Win: Search and Partner of the Year for Microsoft’s Northwest region. These awards were in addition to being recognized as Partner of the Year for the Eastern Region in Microsoft’s prior fiscal year. Allin’s operations are centered on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting, Allin Interactive, CodeLab Technology Group and SharePointHosting.com. The Company maintains offices in Pittsburgh and Philadelphia, Pennsylvania; Ft. Lauderdale, Florida; Wakefield, Massachusetts; and San Jose and Walnut Creek, California. For additional information about Allin, visit the Company’s Internet sites on the World Wide Web at http://www.allin.com, http://www.codelabtech.com and http://www.sharepointhosting.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “anticipate,” “expect,” “believe” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-

looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources and liquidity, dependence on key personnel, integration of recently acquired businesses and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended June 30, 2008 and 2007, presented below, have been derived from the consolidated financial statements of the Company.

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Consulting services	$4,542	$4,457	$9,234	$8,882
Systems Integration	2,341	1,543	5,120	2,828
Information System Product Sales	439	421	665	626
Other Services	616	365	1,095	630

Total revenue	7,938	6,786	16,114	12,966

Cost of sales	3,784	3,385	7,616	6,115

Gross profit	4,154	3,401	8,498	6,851
Selling, general & administrative	3,342	2,759	6,571	5,277
(Gain) loss on disposal of assets	(3)	-0-	(3)	(1)
Depreciation & amortization	257	162	445	264

Total selling, general & administrative	3,596	2,921	7,019	5,540

Income from operations	558	480	1,479	1,311
Miscellaneous (income)	(609)	-0-	(609)	-0-
Interest expense , net	39	33	70	44
Provision for income taxes	147	45	209	73

Net income	981	402	1,809	1,194
Dividends on preferred stock	378	357	751	705

Net income attributable to common shareholders	$603	$45	$1,058	$489

Earnings per common share – basic	$0.07	$0.01	$0.13	$0.06

Earnings per common share – diluted	$0.05	$0.01	$0.09	$0.05

Weighted average shares outstanding – basic	8,341,050	7,828,981	8,306,434	7,828,981

Weighted average shares outstanding – diluted	12,880,553	8,057,839	12,840,806	12,313,519

	June 30, 2008	December 31, 2007
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$830	$900
Other Current Assets	8,193	7,999

Total Current Assets	9,023	8,899
Other Assets	10,501	9,845

Total Assets	$19,524	$18,744

Current Liabilities
Bank Line of Credit	2,015	820
Other Current Liabilities	4,544	6,595
Other Liabilities	4,494	4,072
Shareholder’s Equity	8,471	7,257

Total Liabilities and Shareholder’s Equity	$19,524	$18,744